Neuberger Berman Equity Funds
605 Third Avenue
New York, NY  10158-0180

July 12, 2013

EDGAR FILING

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:             Request for Acceleration
Neuberger Berman Equity Funds
Post-Effective Amendment No. 169
1933 Act File No. 002-11357
1940 Act File No. 811-00582

Dear Sir or Madam:

As discussed with Ms. Rossotto of the Securities and Exchange Commission with the Division of Investment Management on July 9, 2013, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), the undersigned hereby requests that effectiveness under the 1933 Act of Post Effective Amendment No. 169 to its registration statement on Form N-1A be accelerated to July 16, 2013.  Post Effective Amendment No. 169 is filed herewith pursuant to the 1933 Act and Rule 485(a) of Regulation C thereunder, and pursuant to the Investment Company Act of 1940, as amended.  The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

NEUBERGER BERMAN EQUITY FUNDS

/s/Kevin Lyons
By: Kevin Lyons
Title: Assistant Secretary

Neuberger Berman Management LLC
605 Third Avenue
New York, NY  10158-0180

July 12, 2013

EDGAR FILING

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:             Request for Acceleration
Neuberger Berman Equity Funds
Post-Effective Amendment No. 169
1933 Act File No. 002-11357
1940 Act File No. 811-00582

Dear Sir or Madam:

As principal underwriter for Neuberger Berman Equity Funds (the “Trust”), the undersigned hereby requests, pursuant to Rule 461 of Regulation C under the Securities Act of 1933, as amended (“1933 Act”), that effectiveness under the 1933 Act of Post-Effective Amendment No. 169 to its registration statement on Form N-1A be accelerated to July 16, 2013.  Post Effective Amendment No. 169 is filed herewith pursuant to the 1933 Act and Rule 485(a) of Regulation C thereunder, and pursuant to the Investment Company Act of 1940, as amended. The undersigned is aware of its obligations under the 1933 Act.

Very truly yours,

NEUBERGER BERMAN MANAGEMENT LLC

/s/ Kevin Lyons
By: Kevin Lyons
Title: Assistant Vice President